For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2025 Results

Earnings Call Webcast to Discuss Third Quarter Financial Results

Scheduled to Post to Corporate Website on Tuesday,  November 18, 2025

NEW YORK - November 14, 2025 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the Third Quarter ended September 30, 2025.

Key Financial Summary Results – Third Quarter 2025

•	Total Revenues of $52.2 million decreased by 13%, from $60.1 million in Q3 2024.
•	Operating Loss of $0.3 million remained relatively flat when compared to a loss of $0.3 million reported in Q3 2024.
•	A positive EBITDA of $3.6 million improved by 26% compared to an EBITDA of $2.8 million for Q3 2024 and marked the fifth straight quarter of positive EBITDA.
•	Representing the best third quarter result since Q3 2019, our Basic Loss per Share of $0.18 improved by 42% compared to a Basic Loss per Share of $0.31 in Q3 2024.
•	Representing the best third quarter result since Q3 2019, our Net Loss Attributable to Reading of $4.2 million improved by 41% compared to a loss of $7.0 million in Q3 2024.

Key Financial Summary Results –Nine Months of 2025

•	Total Revenues of $152.7 million for the first nine months of 2025 increased slightly by 1% compared to $152.0 million for the first nine months of 2024.

•	Operating Loss of $4.3 million for the first nine months of 2025 improved by 72% compared to a loss of $15.6 million for the same period in 2024.

•

A positive EBITDA of $12.8 million improved by 372% compared to an EBITDA loss of $4.7 million for the same period in 2024. This improvement in EBITDA reflects: (i) improved operational performances; (ii) a gain of $1.8 million on the sale of our Cannon Park Property in Australia in Q2 2025; and (iii) a gain of $6.6 million on the sale of our Wellington property assets in New Zealand, which occurred in Q1 2025.

•	Basic Loss per Share of $0.51 improved by 65% compared to a Basic Loss per Share of $1.48 for the first nine months of 2024.

•

Net Loss Attributable to Reading of $11.6 million improved by 65% compared to a loss of $33.1 million for the first nine months of 2024 primarily due to overall improved segment results, decreased interest expense, and a gain on sale of assets compared to a loss on sale of our Culver City office building in the same period prior year.

Both the Q3 2025 Australian and New Zealand dollar average exchange rates weakened against the U.S. dollar by 2.3% and 3.1%, respectively, compared to Q3 2024 and the average nine months 2025 exchange rates weakened against the U.S. dollar by 3.2% and 4.1%, respectively, compared to the same period of 2024. With more than 49% of our Total Revenues being generated by our Australian and New Zealand businesses, the currency weakness impacts our U.S. reported operating results.

President and Chief Executive Officer, Ellen Cotter said, “We are pleased with our progress in Q3 2025 as we continued to execute on key strategic priorities.  We reduced our debt by almost 15% compared to the end of 2024 primarily from the proceeds of the monetization of two major real estate assets earlier in 2025. Our remaining real estate assets, underpinned primarily by our Australian Real Estate portfolio, together with New Zealand, comprising 58 third party tenants with an overall 98% occupancy rate, performed well, enhanced by a strong quarterly performance from our NYC Live Theatres. As we expected and following industry trends, our Q3 2025 global cinema business was behind the same quarter in 2024. While the quarter was disappointing, we remain confident that the fourth quarter will deliver an exciting rebound. Today, our global sales of Wicked: For Good are among the highest presales we have seen since the pandemic, and we are on the cusp of one of the most promising holiday film lineups we have seen in years.  The slate includes movies for every segment of the audience:  The Running Man,  Wicked: For Good,  Zootopia 2, Five Nights at Freddy’s 2,  The SpongeBob Movie: Search for SquarePants,  Anaconda,  The Housemaid,  Marty Supreme,  Song Sung Blue and Avatar: Fire and Ash.”

Cotter continued, “With five straight quarters of positive EBITDA, the most improved Net Loss delivered for any third quarter since Q3 2019, a balance sheet which continues to be anchored by a strong real estate portfolio and cinemas poised for an exciting and robust 2026 movie release schedule, we believe the Company is well-positioned to deliver a much stronger 2026 and beyond, having  weathered a very challenging last five years.”

Cinema Business

•

At $48.6 million, our Q3 2025 cinema revenue decreased 14% compared to the same period in 2024, due to (i) the Q3 2025 movie slate having comparatively less appeal to our global audiences than the Q3 2024 slate, which included movies like Deadpool & Wolverine (starring Hugh Jackman), Despicable Me 4,  Beetlejuice Beetlejuice, Twisters and It Ends With Us, (ii) a 7.3% reduction in the U.S. Cinema screen count due to the Q2 2025 closure of an underperforming 14 screen U.S. cinema complex in California, (iii) the partial closure during the quarter of another U.S. cinema undergoing a major renovation, which includes the installation of recliner seats to multiple auditoriums, including our only IMAX auditorium, and the addition of a TITAN LUXE, and (iv) as mentioned earlier, the Q3 2025 weakness in the Australian and New Zealand currencies.

•

At $1.8 million, our cinema operating income decreased by 21% from an operating income of $2.2 million in Q3 2024. Despite these challenges, our cinema business achieved certain milestones in Q3 2025, which include:

o	Our average ticket price (“ATP”) in both Australia and New Zealand cinema divisions achieved their highest third quarter ever.
o

Our ATP in the U.S. achieved its second highest third quarter ever and that takes into account our successful discount Tuesday programs: Mahalo Tuesdays in Hawaii and Half Priced Tuesdays in our other U.S. markets.

o

With respect to our food and beverage (“F&B”) programs for Q3 2025: (i) at AU$8.05, our F&B sales per person (“SPP”), represented the highest third quarter ever for our Australian Cinemas, (ii) at NZ$6.75,  our New Zealand Cinema division’s F&B SPP set a record for the highest third quarter ever, and (iii) at $8.74, our U.S. Cinema F&B SPP also ranked the highest third quarter ever and second highest quarter ever for periods when our U.S. circuit was fully operating (i.e. excluding pandemic closure period) and is the highest among the U.S. publicly traded competitors that disclose their F&B SPPs.

o	With respect to the U.S. Cinema circuit, our gross box office for Alternative Content and Signature Series programming delivered the highest third quarter ever.
•

During the quarter, reflecting the overall weakness in the cinema business, we continued to work with our global cinema landlords to align our occupancy costs with current business conditions to navigate inflationary pressures and rising labor and operating costs, especially in the State of Hawaii, where we have experienced a significantly higher increase in operating expenses compared to the U.S. Mainland.

Real Estate Business

•

With respect to our global Real Estate business: (i) revenue decreased by $0.3 million to $4.6 million, compared to $4.9 million in Q3 2024 and (ii) operating income of $1.4 million remained relatively flat compared to Q3 2024 and represented the second best third quarter result since Q3 2019. The Q2 2025 sale of our multi-tenanted Cannon Park assets in Australia described below drove a decrease in our Q3 2025 Australian Real Estate Revenue and Operating Income, which was offset by improvements in the Live Theatre business and improved Operating Income in New Zealand due to the sale of our Wellington (New Zealand) property assets.

•

Our Q3 2025 U.S. Real Estate Revenues of $2.0 million represented a 35% increase from Q3 2024 due to the improved performance of our Live Theatre assets in NYC, which generated the best third quarter operating income since Q3 2014.

•

During 2025, we completed two major property monetizations: (i) our Wellington (New Zealand) property assets in Q1 2025 for NZ$38.0 million, and (ii) our Cannon Park ETC in Townsville, Queensland, Australia, which consisted of our Cannon Park City Center and Cannon Park Discount Center properties (approximately 9.4-acres) in Q2 2025 for AU$32.0 million. We have retained the right to operate our existing cinemas at both locations under long-term leases.

•

As of September 30, 2025, our combined Australian and New Zealand property portfolio has 58 third-party tenants, with a portfolio occupancy rate of 98% and total leased gross lettable area of 156,171 SF. During Q3 2025, we executed 5 third party lease transactions, including new leases and lease renewals with existing tenants.

Balance Sheet and Liquidity

As of September 30, 2025,

•	Our cash and cash equivalents were $8.1 million.
•

Our total gross debt of $172.6 million, decreased by 14.8% (or $30.1 million) from December 31, 2024. The debt reduction was primarily funded by the net proceeds from the sales of  two major property assets in Australia (Cannon Park) and New Zealand (Courtenay Central and adjacent assets).

•	With respect to our debt position:

o	On July 3, 2025, we extended the maturity of our Bank of America/Bank of Hawaii loan to May 18, 2026, and modified the principal repayment schedule.
o	On July 18, 2025, we extended the maturity of our loan on our Live Theatre assets in NYC to June 1, 2026.
o	On November 12, 2025, we extended the maturity of our National Australia Bank (“NAB”) loan to July 31, 2030, and modified the principal repayment schedule.
o	On November 13, 2025, we extended the maturity of our Valley National Bank loan to October 1, 2026.

Our assets had a total book value of $435.2 million, compared to a book value of $471.0 million as of December 31, 2024.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Tuesday,  November 18, 2025, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by Monday, November 17, 2025, by 5:00 p.m. Eastern Time. The audio webcast will be able to be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia, and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operating results;; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2025 and 2026 and our revenue expectations relating to such movie releases; and our positioning for future periods. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue
Cinema	$48,555	$56,357	$141,740	$140,570
Real estate	3,615	3,733	10,976	11,381
Total revenue	52,170	60,090	152,716	151,951
Costs and expenses
Cinema	(42,742)	(49,468)	(126,203)	(132,944)
Real estate	(1,863)	(2,106)	(5,658)	(6,801)
Depreciation and amortization	(3,236)	(3,926)	(9,992)	(12,142)
General and administrative	(4,658)	(4,933)	(15,194)	(15,626)
Total costs and expenses	(52,499)	(60,433)	(157,047)	(167,513)
Operating income (loss)	(329)	(343)	(4,331)	(15,562)
Interest expense, net	(4,174)	(5,245)	(13,270)	(15,907)
Gain (loss) on sale of assets	(66)	(208)	8,332	(1,324)
Other income (expense)	462	(714)	(2,145)	(593)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(4,107)	(6,510)	(11,414)	(33,386)
Equity earnings of unconsolidated joint ventures	121	71	428	164
Income (loss) before income taxes	(3,986)	(6,439)	(10,986)	(33,222)
Income tax benefit (expense)	(319)	(700)	(1,071)	(321)
Net income (loss)	$(4,305)	$(7,139)	$(12,057)	$(33,543)
Less: net income (loss) attributable to noncontrolling interests	(148)	(111)	(477)	(481)
Net income (loss) attributable to Reading International, Inc.	$(4,157)	$(7,028)	$(11,580)	$(33,062)
Basic earnings (loss) per share	$(0.18)	$(0.31)	$(0.51)	$(1.48)
Diluted earnings (loss) per share	$(0.18)	$(0.31)	$(0.51)	$(1.48)
Weighted average number of shares outstanding–basic	22,717,260	22,426,184	22,631,660	22,394,385
Weighted average number of shares outstanding–diluted	22,717,260	22,426,184	22,631,660	22,394,385

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,090	$12,347
Restricted cash	2,458	2,735
Receivables	2,777	5,276
Inventories	1,655	1,685
Prepaid and other current assets	3,368	2,668
Land and property held for sale	460	32,331
Total current assets	18,808	57,042
Operating property, net	210,525	214,694
Operating lease right-of-use assets	161,400	160,873
Investment in unconsolidated joint ventures	3,447	3,138
Goodwill	24,576	23,712
Intangible assets, net	1,710	1,800
Deferred tax asset, net	1,591	953
Other assets	13,129	8,799
Total assets	$435,186	$471,011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$55,027	$48,651
Film rent payable	3,458	5,820
Debt - current portion	16,451	69,193
Derivative financial instruments - current portion	131	—
Taxes payable - current	891	891
Deferred revenue	8,771	9,731
Operating lease liabilities - current portion	20,176	20,747
Other current liabilities	6,587	6,593
Total current liabilities	111,492	161,626
Debt - long-term portion	127,601	105,239
Derivative financial instruments - non-current portion	—	137
Subordinated debt, net	27,561	27,394
Noncurrent tax liabilities	6,384	6,041
Operating lease liabilities - non-current portion	161,593	161,702
Other liabilities	13,567	13,662
Total liabilities	$448,198	$475,801
Commitments and contingencies (Note 16)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,972,781 issued and 21,036,670 outstanding at September 30, 2025 and
33,681,705 issued and 20,745,594 outstanding at December 31, 2024	241	238
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2025 and December 31, 2024	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	159,087	157,751
Retained earnings/(deficits)	(126,370)	(114,790)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(4,630)	(7,173)
Total Reading International, Inc. stockholders’ equity	(12,062)	(4,364)
Noncontrolling interests	(950)	(426)
Total stockholders’ equity	(13,012)	(4,790)
Total liabilities and stockholders’ equity	$435,186	$471,011

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2025	2024	(Unfavorable)	2025	2024	(Unfavorable)
Segment revenue
Cinema
United States	$25,122	$27,816	(10)%	$73,676	$70,601	4%
Australia	20,512	24,745	(17)%	59,103	60,612	(2)%
New Zealand	2,921	3,796	(23)%	8,961	9,357	(4)%
Total	$48,555	$56,357	(14)%	$141,740	$140,570	1%
Real estate
United States	$1,952	$1,444	35%	$5,239	$4,412	19%
Australia	2,394	3,082	(22)%	8,150	9,342	(13)%
New Zealand	221	372	(41)%	676	1,090	(38)%
Total	$4,567	$4,898	(7)%	$14,065	$14,844	(5)%
Inter-segment elimination	(952)	(1,165)	18%	(3,089)	(3,463)	11%
Total segment revenue	$52,170	$60,090	(13)%	$152,716	$151,951	1%
Segment operating income (loss)
Cinema
United States	$(72)	$(957)	92%	$(924)	$(8,825)	90%
Australia	1,818	2,918	(38)%	3,763	2,337	61%
New Zealand	10	252	(96)%	(107)	(75)	(43)%
Total	$1,756	$2,213	(21)%	$2,732	$(6,563)	>100%
Real estate
United States	$253	$(76)	>100%	$484	$(645)	>100%
Australia	1,044	1,602	(35)%	3,923	4,521	(13)%
New Zealand	90	(130)	>100%	54	(642)	>100%
Total	$1,387	$1,396	(1)%	$4,461	$3,234	38%
Total segment operating income (loss) (1)	$3,143	$3,609	(13)%	$7,193	$(3,329)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2025	2024	2025	2024
Net Income (loss) attributable to Reading International, Inc.	$(4,157)	$(7,028)	$(11,580)	$(33,062)
Add: Interest expense, net	4,174	5,245	13,270	15,907
Add: Income tax expense (benefit)	319	700	1,071	321
Add: Depreciation and amortization	3,236	3,926	9,992	12,142
EBITDA	$3,572	$2,843	$12,753	$(4,692)
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$3,572	$2,843	$12,753	$(4,692)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Segment operating income (loss)	$3,143	$3,609	$7,193	$(3,329)
Unallocated corporate expense:
Depreciation and amortization expense	(75)	(106)	(293)	(305)
General and administrative expense	(3,397)	(3,846)	(11,231)	(11,928)
Interest expense, net	(4,174)	(5,245)	(13,270)	(15,907)
Equity earnings (loss) of unconsolidated joint ventures	121	71	428	164
Gain (loss) on sale of assets	(66)	(208)	8,332	(1,324)
Other (expense) income	462	(714)	(2,145)	(593)
Income (loss) before income taxes	$(3,986)	$(6,439)	$(10,986)	$(33,222)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.